Exhibit 99.1

FOR IMMEDIATE RELEASE

PAA Natural Gas Storage Announces Modification

to Terms of Its Series B Subordinated Units

HOUSTON, Feb. 8, 2012 — PAA Natural Gas Storage, L.P. (NYSE: PNG) today announced a modification to the terms of certain of its Series B Subordinated Units, all of which are owned by Plains All American Pipeline, L.P. (NYSE: PAA) .

PNG’s Series B Subordinated Units do not participate in quarterly distributions. Instead, the Series B Subordinated Units convert into Series A Subordinated Units or Common Units in five distinct tranches upon the achievement of defined benchmarks tied to the amount of capacity in service at PNG’s Pine Prairie Energy Center (“PPEC”) and increases in PNG’s quarterly distributions.

The modification increases the quarterly distribution benchmark for the first three of the five tranches to an annualized level of $1.71 per unit. Previously, the quarterly distribution levels required to cause conversion for these three tranches were at annualized levels of $1.44, $1.53 and $1.63 per unit. Consistent with the prior terms, any Series B Subordinated Units not converted by December 31, 2018 will be canceled.

“Given the dramatic deterioration in natural gas storage market conditions since PNG’s IPO in the first half of 2010, we believe this modification is prudent and appropriate for PAA and clearly in the best interests of PNG and its common unitholders,” said Greg L. Armstrong, Chairman and CEO of PAA and PNG. “By increasing the distribution benchmarks necessary for the conversion of the first three tranches of Series B Subordinated Units, we have eliminated a potential structural impediment to PNG’s distribution growth, while preserving the optionality for PAA and its unitholders to realize incremental value through a longer-term recovery in natural gas storage market conditions.”

Armstrong noted that through its ownership of PNG’s general partner, incentive distribution rights, common units, Series A Subordinated Units and Series B Subordinated Units, PAA owns approximately 64% of PNG (57% excluding the Series B Subordinated Units).

Dean Liollio, PNG’s President, stated, “This modification is tangible evidence of PAA’s strong sponsorship and commitment to PNG and its future growth. Although current natural gas storage market conditions remain challenging, we continue to believe that PNG represents an attractive long-term growth vehicle.”

333 Clay Street, Suite 1500         Houston, Texas 77002         713-646-4100 / 800-564-3036

The following table sets forth the operating and financial benchmarks pre- and post-modification that must be satisfied in order for each tranche of Series B Subordinated Units to convert into Series A Subordinated Units or Common Units (units in millions and capacity in billion cubic feet (Bcf); quarterly distribution benchmarks are expressed on an annualized basis):

	Units	Pre-Modification		Post-Modification
		Distribution Benchmark	PPEC Capacity Benchmark	Distribution Benchmark	PPEC Capacity Benchmark
Tranche 1	2.600	$1.44	29.6	$1.71	29.6
Tranche 2	2.833	$1.53	35.6	$1.71	35.6
Tranche 3	2.067	$1.63	41.6	$1.71	41.6
Tranche 4	3.000	$1.71	48.0	$1.71	48.0
Tranche 5	3.000	$1.80	48.0	$1.80	48.0

Total	13.500

The total number of PNG units outstanding did not change as a result of the modification. PNG has 84.6 million limited partner units outstanding, including 31 million common units owned by the public and 28.2 million common units, 11.9 million Series A Subordinated Units and 13.5 million Series B Subordinated Units owned by PAA. On January 10, 2012, PNG declared a quarterly distribution of $0.3575 per unit ($1.43 per unit on an annualized basis) on all outstanding common units and Series A Subordinated Units.

PAA Natural Gas Storage, L.P. is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P. PNG is headquartered in Houston, TX.

Contacts:	Roy I. Lamoreaux	Al Swanson
	Director, Investor Relations	Executive Vice President, CFO
	713/646-4222 – 800/564-3036	800/564-3036

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333 Clay Street, Suite 1500         Houston, Texas 77002         713-646-4100 / 800-564-3036